 EXHIBIT 99.1
Citizens Community Bancorp, Inc. Earns $2.6 Million, or $0.23 Per Share, in 1Q20.
First Quarter Highlighted by COVID 19 Preparation
EAU CLAIRE, WI, April 28, 2020 - Citizens Community Bancorp, Inc. (the “Company”) (Nasdaq: CZWI), the parent company of Citizens Community Federal N.A. (the “Bank” or “CCFBank”), today reported earnings of $2.6 million, or $0.23 per diluted share, for the quarter ended March 31, 2020, compared to $3.2 million, or $0.28 per diluted share for the previous quarter ended December 31, 2019. In February 2020, the Company’s operations were impacted by the COVID19 pandemic where state and national “Stay-At-Home” orders impacted businesses and their abilities to generate revenue. The Bank has initiated its Business Continuity Plan to protect its employees and communities which, in part, included closing lobbies of branches and directing approximately 40% of its workforce to work remotely. Full banking operations, however, continued with emphasis on bankers conducting customer outreach to understand customer needs and provide support for customer needs. Our mortgage team is busy with robust refinancing activity.
The Company’s first quarter operating results reflected: (1) improved asset quality that fueled accretion on purchase credit impaired loans and gains on the sale of OREO, (2) a continued robust refinancing market, (3) higher loan loss provisions due to COVID 19 impact on slowing the economy, loan growth and the net impact of specific reserves and net charge-offs, (4) slightly higher non-interest expense due to substantially higher impairment of purchase mortgage servicing, and (5) higher tax expenses.

“We are seeing all industries being impacted by the COVID19 pandemic. Restaurants and hotels have seen significant declines in cashflow, while some selected manufactures have seen an uptick in business related to health care products. The agricultural sector has been negatively affected by commodity prices related to corn and dairy, which may be partially offset by agricultural support from the federal government. Additionally, wholesale distributers are experiencing varying impacts,” said Stephen Bianchi, Chairman, President and Chief Executive Officer. “We are closely monitoring borrowers and businesses we serve and are providing debt service relief for those that have been impacted. Specifically, we have provided relief on loan covenants, allowed borrowers to pay interest-only or defer loan payments for a period of time and provided working capital when necessary.”

“As the Paycheck Protection Program (PPP) was initiated in early April through the Small Business Administration, we processed over 1,000 loan applications with $124 million being disbursed to customers. We earned new business in the first two weeks of April by being well organized with marketing, process and fulfillment, and because we worked through the weekend to help businesses in our communities. Early survey results showed 98% of our bankers were knowledgeable about PPP, 94% of applicants were very satisfied with their banker and 99% would refer a friend”, according to Mr. Bianchi.

“I couldn’t be more proud of our colleagues’ caring and commitment to our customers, and to each other during this pandemic. They have adapted well to changes and different ways to conduct business, such as using video conferencing for small and large group meetings as colleagues work remotely”, Bianchi said.

March 31, 2020 Highlights: (as of or for the quarter 3-month period ended March 31, 2020, compared to December 31, 2019)

•
Non-performing assets declined to $19.2 million or 1.28% of total assets at March 31, 2020 from $21.6 million, or 1.41% of total assets at December 31, 2019. The payoff of certain purchase credit impaired loans resulted in accretion to loan interest income of approximately $1.0 million.

•
Loans receivable remained at $1.18 billion at March 31, 2020 despite the repayment of a $12.7 million line of credit on the first business day of the quarter, principal repayments of $5.8 million in one-to-four family loans and $3.2 million of principal repayments on indirect paper.

•
Tangible book value per share (non-GAAP)[5] was $9.80 at March 31, 2020 compared to $9.89 at December 31, 2019, reflecting earnings and the amortization of intangible assets, more than offset by the impacts of (1) an annual dividend payment, (2) the negative impact on other comprehensive loss of unrealized losses in the securities portfolio and (3) the impact of shares repurchased.

•
The net interest margin (“NIM”) increased to 3.64% for the quarter ended March 31, 2020 from 3.41% the prior quarter. The increase primarily related to higher realized nonaccretable discount, included in loan interest income, due to the payoffs of certain purchased credit impaired loans. The net interest margin, excluding realized nonaccretable discount and scheduled accretion was 3.27% for the quarter ended March 31, 2020 compared to 3.26% the previous quarter. The impact of payoff of nonaccrual loans in the quarter increased the net interest margin 3 basis points from the prior quarter. The swift reduction in short-term interest rates by the Federal Reserve is not fully reflected in the March 31, 2020 quarter due to the 125 basis point reduction in short-term interest rates occurring in early and mid-March.

•
The Bank recorded provision for loan losses of $2.0 million for the quarter ended March 31, 2020. In anticipation of a COVID 19-related economic slowdown, management recorded an additional provision for loan losses of $750,000. Various “Stay-at-Home Orders” resulted in temporary business closures, reduced operating capacity and uncertainty regarding potential future revenue and cash flows for certain businesses, including bank borrowers. Approximately $600,000 of the provision was related to loan portfolio growth in the quarter. The remaining provision was related to the impact of net loan charge-offs of $485,000 and necessary increases in specific and unallocated allowance for loan losses. In the fourth quarter of 2019, approximately $800,000 of provision for loan losses was due to loan growth with the remaining $600,000 due to increases in specific and unallocated allowances, and charge-offs.

•
Hotels and restaurants represent our portfolios’ two industry sectors most directly and adversely affected by the COVID-19 pandemic. These sectors loans totaled approximately $115 million and $30 million, respectively. At March 31, 2020, the weighted-average loan-to-value percentage and debt service coverage ratio on these hotel industry loans was 58.5% and 1.75 times, respectively. Approximately $21 million of restaurant loans are to franchise, quick-service restaurants.

•
As of March 31, 2020, the Bank had not yet completed any loan modifications due to COVID-related borrower requests. However, by April 22, 2020, the Bank had approved $167.4 million of COVID-related modifications primarily consisting of payment deferrals, $133.4 million of which have been completed. Hotel and restaurant industry sectors represent approximately $94 million of the approved deferrals. $33 million of approved deferrals are in the real estate rental and leasing industry sector, where many of these are to facilitate landlords providing payment deferrals for their tenants.

•	Non-interest income of $3.6 million for the quarter ended March 31, 2020 remained relatively flat compared to $3.8 million for the quarter ended December 31, 2019.

•
Total non-interest expense was higher due in part to increased impairment on mortgage servicing rights due to higher forecasted future prepayment rates, seasonally high professional fees related to the year-end audit and higher FDIC insurance expense due to receiving a lower FDIC insurance credit as the final credit was used this quarter. These expenses were partially offset by gains realized on the sale of foreclosed property.

Estimated Bank and Company capital ratios exceeded regulatory guidelines for a well-capitalized financial institution under the Basel III regulatory requirements at March 31, 2020:

	Citizens Community Federal N.A.	Citizens Community Bancorp, Inc.	To Be Well Capitalized Under Prompt Corrective Action Provisions
Tier 1 leverage ratio (to adjusted total assets)	10.3%	7.5%	5.0%
Tier 1 capital (to risk weighted assets)	12.6%	9.2%	8.0%
Common equity tier 1 capital (to risk weighted assets)	12.6%	9.2%	6.5%
Total capital (to risk weighted assets)	13.6%	11.5%	10.0%

Balance Sheet and Asset Quality
Total assets declined slightly during the quarter to $1.50 billion at March 31, 2020 compared to $1.53 billion one quarter earlier. The slight decline was primarily due to a lower level of cash and investments relative to the prior quarter. Cash and cash equivalents declined to $41.3 million at March 31, 2020 from $55.8 million at December 31, 2019 and securities available for sale declined to $163.4 million from $180.1 million over the same time frame. Securities held to maturity increased to $10.8 million at March 31, 2020 from $2.9 million at December 31, 2019.

Gross loans remained at $1.19 billion at March 31, 2020 despite declines in one-to-four family and originated indirect paper as these loans are paying down principal balances with only modest one-four family new originations being added to the portfolio. New commercial real estate, multi-family, agricultural real estate, agricultural non-real estate and construction loans represented the majority of the core loan growth, while commercial non-real estate declined slightly, and Legacy loans continued their planned reductions. The loan portfolio remained stable despite a $12.7 million line of credit taken on December 31, 2019 and repaid on January 2, 2020.

The originated loan portfolio grew to $790 million or 66.4% of gross loans at March 31, 2020 from $763 million or 64.2% of gross loans at December 31, 2019. Acquired loans declined to $400 million or 33.6% of gross loans from $425 million or 35.8% of gross loans over the same time period. The acquired loans were marked to fair value as of the acquisition date. The Bank’s agricultural real estate and non-real estate loans decreased to $121 million or 10.2% of gross loans at March 31, 2020 from $123 million or 10.4% of gross loans at December 31, 2019.

The allowance for loan and lease losses increased to $11.8 million at March 31, 2020, representing 1.00% of total loans, compared to $10.3 million and 0.88% of total loans at December 31, 2019. As previously stated, the increase in the allowance was due to loan loss provisions associated with anticipated COVID 19-related economic slowdowns and uncertainty along with loan growth in specific and unallocated reserves. Increases were modestly offset by net charge-offs, which were $485,000 for the quarter ended March 31, 2020, compared to $257,000 for the quarter ended December 31, 2019.

Nonperforming assets decreased to $19.2 million, or 1.28% of total assets at March 31, 2020, compared to $21.6 million or 1.41% at December 31, 2019. Classified assets decreased $2 million during the current quarter to $39.9 million. Included in classified assets are agricultural real estate loans of approximately $10.2 million at March 31, 2020, compared to $10.5 million at December 31, 2019, and agricultural non-real estate loans of approximately $2.2 million at March 31, 2020, compared to $1.9 million at December 31, 2019.

Deposits decreased $16 million to $1.18 billion at March 31, 2020 from $1.20 billion at December 31, 2019. Part of the deposit decline was due to $12.7 million of deposit funds used to pay off the previously mentioned credit line. Brokered certificates of deposit also declined approximately $12 million during the quarter as the Company reduced the use of the higher costing funds. Brokered and institutional certificates decreased to $41 million at March 31, 2020 from $53 million at December 31, 2019.

Total stockholders’ equity decreased to $148 million at March 31, 2020 from $151 million one quarter earlier, as the Company used capital to pay a dividend to shareholders and repurchase stock. The Company’s shareholder’s equity reflected an accumulated other comprehensive loss of $1.6 million at March 31, 2020 compared to $471,000 a quarter earlier. The decline reflects a market value adjustment to various investment securities that incurred a high level of volatility due to turmoil in the bond market caused by pandemic fears. Tangible book value per share (non-GAAP)5 was $9.80 at March 31, 2020, compared to $9.89 at December 31, 2019. Stockholders’ equity as a percent of total assets was 9.84% at March 31, 2020, compared to 9.83% at December 31, 2019. Tangible common equity (non-GAAP)5 as a percent of tangible assets (non-GAAP) was 7.45% at March 31, 2020, compared to 7.47% at December 31, 2019.

The dramatic decrease in interest rates did have an impact on the Company’s investment security portfolio, creating unrealized gains on the mortgage backed securities portfolio. However, the flight to safety caused some temporary turmoil in the valuation of the Bank’s investment in Trust Preferred Securities and Student Loan Paper. As such, at March 31, 2020, accumulated other comprehensive loss increased to $1.6 million from $471,000 at December 31, 2019. “This unrealized loss increase is considered to be a temporary event and is not related to long-term credit changes in the portfolios. The Company has the ability and intent to hold these securities to maturity and expects to collect the principal owed at maturity.” said Jim Broucek, Executive Vice President and CFO

Effective March 20, 2020, the Company suspended its stock repurchase plan and on February 19, 2020 paid an annual dividend of $0.21 per share. The Company repurchased 156,000 shares during the first quarter for $1.8 million. It is expected the Company will incur some asset growth during the second quarter related to funding PPP loans and the utilization of existing credit lines. However, with an expected slowing economy, commercial loan growth throughout the remainder of the year is uncertain and may be less than previous years.

Review of Operations

Net interest income was $12.7 million for the first quarter of 2020, compared to $11.8 million for the fourth quarter of 2019, and $10.1 million for the quarter ended March 31, 2019. The net interest margin increased to 3.64% for the first quarter of 2020 compared to 3.41% in the preceding quarter and 3.43% for the quarter ended March 31, 2019. For the quarter ended March 31, 2020, the Company’s net interest margin benefited from realization of nonaccretable discount due to the prepayment of purchased credit impaired loans of $1.0 million, or 30 basis points compared to $271,000, or eight basis points in the prior quarter. Scheduled accretion for acquired performing loans, was $233,000, $233,000, and $194,000 for the quarters ended March 31, 2020, December 31, 2019 and March 31, 2019, respectively. The net interest margin without realized nonaccretable discount and scheduled accretion was 3.27% for the quarter ended March 31, 2020 compared to 3.26% the prior quarter and 3.34% one year earlier.

Net interest income and net interest margin with and without loan purchase accounting:
(in thousands, except yields and rates)

	Three months ended
	March 31, 2020		December 31, 2019		March 31, 2019
	Net Interest Income	Net Interest Margin	Net Interest Income	Net Interest Margin	Net Interest Income	Net Interest Margin
With loan purchase accretion	$12,671	3.64%	$11,775	3.41%	$10,062	3.43%
Less nonaccretable realized interest	(1,043)	(0.30)%	(271)	(0.08)%	(16)	(0.02)%
Less scheduled accretion interest	(233)	(0.07)%	(233)	(0.07)%	(194)	(0.07)%
Without loan purchase accretion	$11,395	3.27%	$11,271	3.26%	$9,852	3.34%

The yield on interest earning assets was 4.85% for the first quarter of 2020, compared to 4.67% the prior quarter, and 4.66% for the first quarter one year earlier. The increase in the most recent quarter was largely related to payoff of purchased credit impaired loans with associated purchased credit discounts being accreted into interest income on loans. The cost of interest-bearing liabilities decreased four basis points to 1.46% for the first quarter from 1.50% one quarter earlier and two basis points from one year earlier. The primary decrease in the first quarter funding costs was due to lower deposit costs.

Loan loss provision increased to $2.0 million for the quarter ended March 31, 2020 from $1.4 million for the quarter ended December 31, 2019. In anticipation of a COVID 19-related economic slowdown, management recorded provision for loan losses of approximately $750,000. Various “Stay-at-Home Orders” resulted in temporary business closures, reduced operating capacity and uncertainty regarding potential future revenue and cash flows for certain businesses, including Bank borrowers. Approximately $600,000 of the provision was related to loan portfolio growth in the quarter. The remaining provision was related to the impact of net loan charge-offs of $485,000 and necessary increases in specific and unallocated allowance for loan losses. In the fourth quarter of 2019, approximately $800,000 of provision for loan losses was due to loan growth, and $600,000 was primarily due to increases in specific and unallocated allowances.

Non-interest income was $3.6 million for the first quarter compared to $3.8 million for the preceding quarter and $2.3 million for the first quarter one year ago. The current quarter reflects slightly lower gains on sale of loans than the preceding quarter, though still elevated relative to the quarter ended March 31, 2019, due to a continued robust mortgage refinancing environment. Loan fees and service charges increased $192,000 from the prior quarter, primarily due to commercial loan customer activity. Other income decreased from the previous quarter which was elevated due to proceeds on a life insurance policy of $196,000 and was partially offset by a $75,000 prepayment penalty on mortgage back securities in the first quarter of 2020.

Total non-interest expense increased to $10.7 million for the first quarter of 2020, compared to $10.4 million in the prior quarter and $9.9 million for the quarter ended March 31, 2019. The increase in total non-interest expense for the current quarter relative to the previous quarter is primarily due to (1) $480,000 of impairment on mortgage servicing rights, largely due to higher forecasted future prepayments and (2) higher professional fees related to the year-end audit. Additionally, occupancy expenses increased in the current quarter due to higher winter energy and snow removal expenses. The increase in non-interest expenses also reflected a lower FDIC insurance credit of $56,000 in the first quarter, compared to $145,000 in the fourth quarter of 2019. The increase in expenses were partially offset by lower compensation and benefit costs, which decreased $285,000 to $5.4 million. The lower expenses were largely due to lower incentive compensation and modestly higher REO gains. The increase in non-interest expense from the quarter ended March 31, 2020 compared to the quarter ended March 31, 2019 is due primarily to increased overhead resulting from the F&M acquisition and the items noted above, partially offset by merger-related costs incurred in the quarter ended March 31, 2019.

Provisions for income taxes were $937,000, or an effective tax rate of 26.5% for the first quarter ended March 31, 2020 compared to $562,000, or an effective tax rate of 15.1% during the preceding quarter. The prior quarter reflected an adjustment to taxes due to clarifications on the tax treatment for certain United Bank acquired bank-owned life insurance and tax treatment finalization of certain outstanding acquisition items.

These financial results are preliminary until the Form 10-Q is filed in May 2020.
About the Company
Citizens Community Bancorp, Inc. (NASDAQ: “CZWI”) is the holding company of the Bank, a national bank based in Altoona, Wisconsin, currently serving customers primarily in Wisconsin and Minnesota through 28 branch locations. Its primary markets include the Chippewa Valley Region in Wisconsin, the Twin Cities and Mankato markets in Minnesota, and various rural communities around these areas. The Bank offers traditional community banking services to businesses, Ag operators and consumers, including one-to-four family mortgages.
Cautionary Statement Regarding Forward-Looking Statements
Certain statements contained in this release are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified using forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “estimates,” “intend,” “may,” “preliminary,” “planned,” “potential,” “should,” “will,” “would” or the negative of those terms or other words of similar meaning. Such forward-looking statements in this release are inherently subject to many uncertainties arising in the operations and business environment of the Company and the Bank. These uncertainties include the conditions in the financial markets and economic conditions generally; adverse impacts to the Company or Bank arising from the COVID-19 pandemic; the possibility of a deterioration in the residential real estate markets; interest rate risk; lending risk; the sufficiency of loan allowances; changes in the fair value or ratings downgrades of our securities; competitive pressures among depository and other financial institutions; our ability to realize the benefits of net deferred tax assets; our ability to maintain or increase our market share; acts of terrorism and political or military actions by the United States or other governments; legislative or regulatory changes or actions, or significant litigation, adversely affecting the Company or Bank; increases in FDIC insurance premiums or special assessments by the FDIC; disintermediation risk; our inability to obtain needed liquidity; risks related to the success of the acquisition of F. & M. Bancorp. of Tomah, Inc. (“F&M”) through merger (the “F&M Merger”) and integration of F&M into the Company’s operations; the risk that the combined company may be unable to retain the Company and/or F&M personnel successfully after the F&M Merger is completed; our ability to successfully execute our acquisition growth strategy; risks posed by acquisitions and other expansion opportunities, including difficulties and delays in integrating the acquired business operations or fully realizing the cost savings and other benefits; our ability to raise capital needed to fund growth or meet regulatory requirements; the possibility that our internal controls and procedures could fail or be circumvented; our ability to attract and retain key personnel; our ability to keep pace with technological change; cybersecurity risks; changes in federal or state tax laws; changes in accounting principles, policies or guidelines and their impact on financial performance; restrictions on our ability to pay dividends; and the potential volatility of our stock price. Stockholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Such uncertainties and other risks that may affect the Company’s performance are discussed further in Part I, Item 1A, “Risk Factors,” in the Company’s Form 10-K, for the year ended December 31, 2019 filed with the Securities and Exchange Commission (“SEC”) on March 10, 2020 and the Company’s subsequent filings with the SEC. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this news release or to update them to reflect events or circumstances occurring after the date of this release.
Non-GAAP Financial Measures
This press release contains non-GAAP financial measures, such as net income as adjusted, tangible book value per share and tangible common equity as a percent of tangible assets, which management believes may be helpful in understanding the Company’s results of operations or financial position and comparing results over different periods.

Net income as adjusted is a non-GAAP measure that eliminates the impact of certain expenses such as acquisition and branch closure costs and related data processing termination fees, legal costs, severance pay, accelerated depreciation expense and lease termination fees, the gain on sale of branch deposits and fixed assets and the net impact of the Tax Cuts and Jobs Act of 2017, which management believes enhances investors’ ability to better understand the underlying business performance and trends related to core business activities. Merger related charges represent expenses to either satisfy contractual obligations of acquired entities without any useful benefit to the Company or to convert and consolidate customer records onto the Company platforms. These costs are unique to each transaction based on the contracts in existence at the merger date. Tangible book value per share and tangible common equity as a percent of tangible assets are non-GAAP measures that eliminate the impact of preferred stock equity, goodwill and intangible assets on our financial position. Management believes these measures are useful in assessing the strength of our financial position.
Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this press release. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other banks and financial institutions.
Contact: Steve Bianchi, CEO
(715)-836-9994

CITIZENS COMMUNITY BANCORP, INC.
Consolidated Balance Sheets
(in thousands)

	March 31, 2020 (unaudited)	December 31, 2019 (audited)	March 31, 2019 (unaudited)
Assets
Cash and cash equivalents	$41,347	$55,840	$41,358
Other interest bearing deposits	4,006	4,744	6,235
Securities available for sale “AFS”	163,435	180,119	160,201
Securities held to maturity “HTM”	10,767	2,851	4,711
Equity securities with readily determinable fair value	163	246	182
Other investments	14,999	15,005	11,206
Loans receivable	1,180,951	1,177,380	1,019,678
Allowance for loan losses	(11,835)	(10,320)	(8,707)
Loans receivable, net	1,169,116	1,167,060	1,010,971
Loans held for sale	3,281	5,893	1,231
Mortgage servicing rights	3,728	4,282	4,424
Office properties and equipment, net	21,066	21,106	13,487
Accrued interest receivable	4,822	4,738	4,369
Intangible assets	7,175	7,587	7,174
Goodwill	31,498	31,498	31,474
Foreclosed and repossessed assets, net	1,432	1,460	2,100
Bank owned life insurance	23,205	23,063	17,905
Other assets	5,124	5,757	9,562
TOTAL ASSETS	$1,505,164	$1,531,249	$1,326,590
Liabilities and Stockholders’ Equity
Liabilities:
Deposits	$1,180,055	$1,195,702	$1,030,649
Federal Home Loan Bank advances	123,477	130,971	122,828
Other borrowings	43,576	43,560	24,675
Other liabilities	10,123	10,463	10,058
Total liabilities	1,357,231	1,380,696	1,188,210
Stockholders’ equity:
Common stock— $0.01 par value, authorized 30,000,000; 11,151,009; 11,266,954 and 10,990,033 shares issued and outstanding, respectively	112	113	110
Additional paid-in capital	127,671	128,856	125,940
Retained earnings	22,751	22,517	14,008
Unearned deferred compensation	(992)	(462)	(956)
Accumulated other comprehensive income (loss)	(1,609)	(471)	(722)
Total stockholders’ equity	147,933	150,553	138,380
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,505,164	$1,531,249	$1,326,590
        Note: Certain items previously reported were reclassified for consistency with the current presentation.

CITIZENS COMMUNITY BANCORP, INC.
Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended
	March 31, 2020 (unaudited)	December 31, 2019 (unaudited)	March 31, 2019 (unaudited)
Interest and dividend income:
Interest and fees on loans	$15,459	$14,611	$12,414
Interest on investments	1,449	1,535	1,304
Total interest and dividend income	16,908	16,146	13,718
Interest expense:
Interest on deposits	3,180	3,284	2,593
Interest on FHLB borrowed funds	508	508	661
Interest on other borrowed funds	549	579	402
Total interest expense	4,237	4,371	3,656
Net interest income before provision for loan losses	12,671	11,775	10,062
Provision for loan losses	2,000	1,400	1,225
Net interest income after provision for loan losses	10,671	10,375	8,837
Non-interest income:
Service charges on deposit accounts	560	612	550
Interchange income	464	468	338
Loan servicing income	685	772	554
Gain on sale of loans	780	902	308
Loan fees and service charges	477	285	128
Insurance commission income	279	161	184
Gains on available for sale securities	73	120	34
Other	285	464	236
Total non-interest income	3,603	3,784	2,332
Non-interest expense:
Compensation and related benefits	5,435	5,720	4,706
Occupancy	1,006	972	954
Office	543	539	522
Data processing	996	985	987
Amortization of intangible assets	412	412	327
Amortization of mortgage servicing rights	736	286	191
Advertising, marketing and public relations	239	240	203
FDIC premium assessment	68	(60)	94
Professional services	604	496	825
(Gains) losses on repossessed assets, net	(68)	18	(37)
Other	760	820	1,122
Total non-interest expense	10,731	10,428	9,894
Income before provision for income taxes	3,543	3,731	1,275
Provision for income taxes	937	562	322
Net income attributable to common stockholders	$2,606	$3,169	$953
Per share information:
Basic earnings	$0.23	$0.28	$0.09
Diluted earnings	$0.23	$0.28	$0.09
Cash dividends paid	$0.21	$—	$0.20
Book value per share at end of period	$13.27	$13.36	$12.59
Tangible book value per share at end of period (non-GAAP)	$9.80	$9.89	$9.07
Note: Certain items previously reported were reclassified for consistency with the current presentation.

Reconciliation of GAAP Net Income and Net Income as Adjusted (non-GAAP)
(in thousands, except per share data)

	Three Months Ended			Twelve Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019	December 31, 2019

GAAP earnings before income taxes	$3,543	$3,731	$1,275	$12,277
Merger related costs (1)	—	104	659	3,880
Branch closure costs (2)	—	—	15	15
Audit and Financial Reporting (3)	—	—	358	358
Gain on sale of branch	—	—	—	(2,295)
Net income as adjusted before income taxes (4)	3,543	3,835	2,307	14,235
Provision for income tax on net income as adjusted (5)	937	579	484	3,260
Tax impact of certain acquired BOLI policies (6)	—	300	—	300
Total Provision for income tax	937	879	484	3,560
Net income as adjusted after income taxes (non-GAAP) (4)	$2,606	$2,956	$1,823	$10,675
GAAP diluted earnings per share, net of tax	$0.23	$0.28	$0.09	$0.85
Merger related costs, net of tax	—	0.01	0.05	0.27
Branch closure costs, net of tax	—	—	—	—
Audit and Financial Reporting	—	—	0.03	0.02
Gain on sale of branch	—	—	—	(0.15)
Tax impact of certain acquired BOLI policies (6)	—	(0.03)	—	(0.03)
Diluted earnings per share, as adjusted, net of tax (non-GAAP)	$0.23	$0.26	$0.17	$0.96

Average diluted shares outstanding	11,219,660	11,275,961	10,986,466	11,121,435

(1) Costs incurred are included as professional fees and other non-interest expense in the consolidated statement of operations and include costs of $0, $0, and $119,000 for the quarters ended March 31, 2020, December 31, 2019 and March 31, 2019, respectively, and $341,000 for the twelve months ended December 31, 2019, which are nondeductible expenses for federal income tax purposes.
(2) Branch closure costs include severance pay recorded in compensation and benefits, accelerated depreciation expense and lease termination fees included in occupancy and other costs included in other non-interest expense in the consolidated statement of operations.
(3) Audit and financial reporting costs include additional audit and professional fees related to the change in our year end from September 30 to December 31; effective December 31, 2018.
(4) Net income as adjusted is a non-GAAP measure that management believes enhances the market’s ability to assess the underlying business performance and trends related to core business activities.
(5) Provision for income tax on net income as adjusted is calculated at our effective tax rate for each respective period presented.
(6) Tax impact of certain BOLI policies acquired from United Bank equal to $300,000.

Nonperforming Assets:
(in thousands, except ratios)

	March 31, 2020 and Three Months Ended	December 31, 2019 and Three Months Ended	March 31, 2019 and Three Months Ended
Nonperforming assets:
Nonaccrual loans
Commercial real estate	$3,505	$5,705	$1,341
Agricultural real estate	7,162	7,568	3,182
Commercial non-real estate	1,360	1,850	1,566
Agricultural non-real estate	1,739	1,702	1,541
One to four family	2,139	2,063	2,041
Consumer non-real estate	185	168	200
Total nonaccrual loans	$16,090	$19,056	$9,871
Accruing loans past due 90 days or more	1,670	1,104	1,713
Total nonperforming loans (“NPLs”)	17,760	20,160	11,584
Other real estate owned (“OREO”)	1,412	1,429	2,071
Other collateral owned	20	31	29
Total nonperforming assets (“NPAs”)	$19,192	$21,620	$13,684
Troubled Debt Restructurings (“TDRs”)	$12,088	$12,594	$9,984
Nonaccrual TDRs	$7,711	$7,198	$2,501
Average outstanding loan balance	$1,172,246	$1,136,330	$996,778
Loans, end of period	$1,180,951	$1,177,380	$1,019,678
Total assets, end of period	$1,505,164	$1,531,249	$1,326,590
Allowance for loan losses (“ALL”), at beginning of period	$10,320	$9,177	$7,604
Loans charged off:
Commercial/Agricultural real estate	—	(156)	—
Commercial/Agricultural non-real estate	(442)	—	—
Residential real estate	(27)	(16)	(67)
Consumer non-real estate	(51)	(119)	(78)
Total loans charged off	(520)	(291)	(145)
Recoveries of loans previously charged off:
Commercial/Agricultural real estate	—	—	—
Commercial/Agricultural non-real estate	—	—	—
Residential real estate	13	3	1
Consumer non-real estate	22	31	22
Total recoveries of loans previously charged off:	35	34	23
Net loans charged off (“NCOs”)	(485)	(257)	(122)
Additions to ALL via provision for loan losses charged to operations	2,000	1,400	1,225
ALL, at end of period	$11,835	$10,320	$8,707
Ratios:
ALL to NCOs (annualized)	610.05%	1,003.89%	1,784.22%
NCOs (annualized) to average loans	0.17%	0.09%	0.05%
ALL to total loans	1.00%	0.88%	0.85%
NPLs to total loans	1.50%	1.71%	1.14%
NPAs to total assets	1.28%	1.41%	1.03%

Nonaccrual Loans Rollforward:
(in thousands)

	Quarter Ended
	March 31, 2020	December 31, 2019	March 31, 2019
Balance, beginning of period	$19,056	$19,022	$7,354
Additions	1,811	2,641	3,428
Acquired nonaccrual loans	—	—	—
Charge offs	(452)	(198)	(31)
Transfers to OREO	(1,100)	(425)	(362)
Return to accrual status	(120)	(14)	(175)
Payments received	(2,824)	(1,957)	(282)
Other, net	(281)	(13)	(61)
Balance, end of period	$16,090	$19,056	$9,871
Other Real Estate Owned Rollforward:
(in thousands)

	Quarter Ended
	March 31, 2020	December 31, 2019	March 31, 2019
Balance, beginning of period	$1,429	$1,348	$2,522
Loans transferred in	988	495	362
Sales	(965)	(378)	(808)
Write-downs	(49)	(64)	(6)
Other, net	9	28	1
Balance, end of period	$1,412	$1,429	$2,071

Troubled Debt Restructurings in Accrual Status
(in thousands, except number of modifications)

	March 31, 2020		December 31, 2019		March 31, 2019
	Number of Modifications	Recorded Investment	Number of Modifications	Recorded Investment	Number of Modifications	Recorded Investment
Troubled debt restructurings: Accrual Status
Commercial/Agricultural real estate	13	$1,125	14	$1,730	37	$3,454
Commercial/Agricultural non-real estate	1	9	2	366	17	3,454
Residential real estate	38	3,174	40	3,233	11	90
Consumer non-real estate	8	69	7	67	3	485
Total loans	60	$4,377	63	$5,396	68	$7,483

Credit Quality/Risk Ratings: Management utilizes a numeric risk rating system to identify and quantify the Bank’s risk of loss within its loan portfolio. Ratings are initially assigned prior to funding the loan, and may be changed at any time as circumstances warrant.
Ratings range from the highest to lowest quality based on factors that include measurements of ability to pay, collateral type and value, borrower stability and management experience. The Bank’s loan portfolio is presented below in accordance with the risk rating framework that has been commonly adopted by the federal banking agencies. The definitions of the various risk rating categories are as follows:
1 through 4 - Pass. A “Pass” loan means that the condition of the borrower and the performance of the loan is satisfactory or better.
5 - Watch. A “Watch” loan has clearly identifiable developing weaknesses that deserve additional attention from management. Weaknesses that are not corrected or mitigated, may jeopardize the ability of the borrower to repay the loan in the future.
6 - Special Mention. A “Special Mention” loan has one or more potential weakness that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or in the institution’s credit position in the future.
7 - Substandard. A “Substandard” loan is inadequately protected by the current net worth and paying capacity of the obligor or the collateral pledged, if any. Assets classified as substandard must have a well-defined weakness, or weaknesses, that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.
8 - Doubtful. A “Doubtful” loan has all the weaknesses inherent in a Substandard loan with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable.
9 - Loss. Loans classified as “Loss” are considered uncollectible, and their continuance as bankable assets is not warranted. This classification does not mean that the loan has absolutely no recovery or salvage value, and a partial recovery may occur in the future.

Below is a breakdown of loans by risk rating as of March 31, 2020:

	1 to 5	6	7	8	9	TOTAL
Originated Loans:
Commercial/Agricultural real estate:
Commercial real estate	$307,313	$4,978	$856	$—	$—	$313,147
Agricultural real estate	33,069	469	2,114	—	—	35,652
Multi-family real estate	89,474	—	—	—	—	89,474
Construction and land development	72,427	5,780	3,478	—	—	81,685
Commercial/Agricultural non-real estate:
Commercial non-real estate	80,746	1,115	3,388	—	—	85,249
Agricultural non-real estate	21,552	428	720	—	—	22,700
Residential real estate:
One to four family	98,138	35	4,681	—	—	102,854
Purchased HELOC loans	7,367	—	234	—	—	7,601
Consumer non-real estate:
Originated indirect paper	36,153	—	261	—	—	36,414
Purchased indirect paper	—	—	—	—	—	—
Other Consumer	14,923	—	157	—	—	15,080
Total originated loans	$761,162	$12,805	$15,889	$—	$—	$789,856
Acquired Loans:
Commercial/Agricultural real estate:
Commercial real estate	$192,367	$5,513	$9,123	$—	$—	$207,003
Agricultural real estate	39,729	—	8,037	—	—	47,766
Multi-family real estate	13,361	—	148	—	—	13,509
Construction and land development	13,982	—	251	—	—	14,233
Commercial/Agricultural non-real estate:
Commercial non-real estate	34,914	563	1,280	—	—	36,757
Agricultural non-real estate	13,700	82	1,458	—	—	15,240
Residential real estate:
One to four family	60,335	424	2,198	—	—	62,957
Consumer non-real estate:
Other Consumer	2,095	—	9	—	—	2,104
Total acquired loans	$370,483	$6,582	$22,504	$—	$—	$399,569
Total Loans:
Commercial/Agricultural real estate:
Commercial real estate	$499,680	$10,491	$9,979	$—	$—	$520,150
Agricultural real estate	72,798	469	10,151	—	—	83,418
Multi-family real estate	102,835	—	148	—	—	102,983
Construction and land development	86,409	5,780	3,729	—	—	95,918
Commercial/Agricultural non-real estate:
Commercial non-real estate	115,660	1,678	4,668	—	—	122,006
Agricultural non-real estate	35,252	510	2,178	—	—	37,940
Residential real estate:
One to four family	158,473	459	6,879	—	—	165,811
Purchased HELOC loans	7,367	—	234	—	—	7,601
Consumer non-real estate:
Originated indirect paper	36,153	—	261	—	—	36,414
Purchased indirect paper	—	—	—	—	—	—
Other Consumer	17,018	—	166	—	—	17,184
Gross loans	$1,131,645	$19,387	$38,393	$—	$—	$1,189,425
Less:
Unearned net deferred fees and costs and loans in process						(510)
Unamortized discount on acquired loans						(7,964)
Allowance for loan losses						(11,835)
Loans receivable, net						$1,169,116

Below is a breakdown of loans by risk rating as of December 31, 2019:

	1 to 5	6	7	8	9	TOTAL
Originated Loans:
Commercial/Agricultural real estate:
Commercial real estate	$301,381	$266	$899	$—	$—	$302,546
Agricultural real estate	31,129	829	2,068	—	—	34,026
Multi-family real estate	71,877	—	—	—	—	71,877
Construction and land development	67,989	—	3,478	—	—	71,467
Commercial/Agricultural non-real estate:
Commercial non-real estate	85,248	1,023	3,459	—	—	89,730
Agricultural non-real estate	19,545	402	770	—	—	20,717
Residential real estate:
One to four family	104,428	—	4,191	—	—	108,619
Purchased HELOC loans	8,407	—	—	—	—	8,407
Consumer non-real estate:			—
Originated indirect paper	39,339	—	246	—	—	39,585
Purchased indirect paper	—	—	—	—	—	—
Other Consumer	15,425	—	121	—	—	15,546
Total originated loans	$744,768	$2,520	$15,232	$—	$—	$762,520
Acquired Loans:
Commercial/Agricultural real estate:
Commercial real estate	$196,692	$6,084	$9,137	$—	$—	$211,913
Agricultural real estate	42,381	534	8,422	—	—	51,337
Multi-family real estate	13,533	—	1,598	—	—	15,131
Construction and land development	14,181	—	762	—	—	14,943
Commercial/Agricultural non-real estate:
Commercial non-real estate	41,587	932	1,485	—	—	44,004
Agricultural non-real estate	15,621	350	1,092	—	—	17,063
Residential real estate:
One to four family	65,125	436	2,152	—	—	67,713
Consumer non-real estate:
Other Consumer	2,628	—	12	—	—	2,640
Total acquired loans	$391,748	$8,336	$24,660	$—	$—	$424,744
Total Loans:
Commercial/Agricultural real estate:
Commercial real estate	$498,073	$6,350	$10,036	$—	$—	$514,459
Agricultural real estate	73,510	1,363	10,490	—	—	85,363
Multi-family real estate	85,410	—	1,598	—	—	87,008
Construction and land development	82,170	—	4,240	—	—	86,410
Commercial/Agricultural non-real estate:
Commercial non-real estate	126,835	1,955	4,944	—	—	133,734
Agricultural non-real estate	35,166	752	1,862	—	—	37,780
Residential real estate:
One to four family	169,553	436	6,343	—	—	176,332
Purchased HELOC loans	8,407	—	—	—	—	8,407
Consumer non-real estate:
Originated indirect paper	39,339	—	246	—	—	39,585
Purchased indirect paper	—	—	—	—	—	—
Other Consumer	18,053	—	133	—	—	18,186
Gross loans	$1,136,516	$10,856	$39,892	$—	$—	$1,187,264
Less:
Unearned net deferred fees and costs and loans in process						(393)
Unamortized discount on acquired loans						(9,491)
Allowance for loan losses						(10,320)
Loans receivable, net						$1,167,060

Below is a breakdown of loans by risk rating as of March 31, 2019:

	1 to 5	6	7	8	9	TOTAL
Originated Loans:
Commercial/Agricultural real estate:
Commercial real estate	$223,809	$995	$589	$—	$—	$225,393
Agricultural real estate	31,103	160	2,048	—	—	33,311
Multi-family real estate	75,534	—	—	—	—	75,534
Construction and land development	27,414	—	—	—	—	27,414
Commercial/Agricultural non-real estate:
Commercial non-real estate	64,782	1,612	6,495	—	—	72,889
Agricultural non-real estate	19,724	270	667	—	—	20,661
Residential real estate:
One to four family	116,724	80	2,673	—	—	119,477
Purchased HELOC loans	12,346	—	—	—	—	12,346
Consumer non-real estate:
Originated indirect paper	52,173	—	249	—	—	52,422
Purchased indirect paper	12,910	—	—	—	—	12,910
Other Consumer	15,091	—	32	—	—	15,123
Total originated loans	$651,610	$3,117	$12,753	$—	$—	$667,480
Acquired Loans:
Commercial/Agricultural real estate:
Commercial real estate	$131,502	$5,928	$5,707	$—	$—	$143,137
Agricultural real estate	51,139	103	6,367	—	—	57,609
Multi-family real estate	8,263	—	164	—	—	8,427
Construction and land development	14,588	38	406	—	—	15,032
Commercial/Agricultural non-real estate:
Commercial non-real estate	29,926	1,340	1,648	—	—	32,914
Agricultural non-real estate	13,244	89	2,260	—	—	15,593
Residential real estate:
One to four family	78,774	1,290	2,255	—	—	82,319
Consumer non-real estate:
Other Consumer	3,906	—	19	—	—	3,925
Total acquired loans	$331,342	$8,788	$18,826	$—	$—	$358,956
Total Loans:
Commercial/Agricultural real estate:
Commercial real estate	$355,311	$6,923	$6,296	$—	$—	$368,530
Agricultural real estate	82,242	263	8,415	—	—	90,920
Multi-family real estate	83,797	—	164	—	—	83,961
Construction and land development	42,002	38	406	—	—	42,446
Commercial/Agricultural non-real estate:
Commercial non-real estate	94,708	2,952	8,143	—	—	105,803
Agricultural non-real estate	32,968	359	2,927	—	—	36,254
Residential real estate:
One to four family	195,498	1,370	4,928	—	—	201,796
Purchased HELOC loans	12,346	—	—	—	—	12,346
Consumer non-real estate:
Originated indirect paper	52,173	—	249	—	—	52,422
Purchased indirect paper	12,910	—	—	—	—	12,910
Other Consumer	18,997	—	51	—	—	19,048
Gross loans	$982,952	$11,905	$31,579	$—	$—	$1,026,436
Less:
Unearned net deferred fees and costs and loans in process						318
Unamortized discount on acquired loans						(7,076)
Allowance for loan losses						(8,707)
Loans receivable, net						$1,010,971

Loan Composition	March 31, 2020	December 31, 2019	March 31, 2019
Originated Loans:
Commercial/Agricultural real estate:
Commercial real estate	$313,147	$302,546	$225,393
Agricultural real estate	35,652	34,026	33,311
Multi-family real estate	89,474	71,877	75,534
Construction and land development	81,685	71,467	27,414
Commercial/Agricultural non-real estate:
Commercial non-real estate	85,249	89,730	72,889
Agricultural non-real estate	22,700	20,717	20,661
Residential real estate:
One to four family	102,854	108,619	119,477
Purchased HELOC loans	7,601	8,407	12,346
Consumer non-real estate:
Originated indirect paper	36,414	39,585	52,422
Purchased indirect paper	—	—	12,910
Other Consumer	15,080	15,546	15,123
Total originated loans	$789,856	$762,520	$667,480
Acquired Loans:
Commercial/Agricultural real estate:
Commercial real estate	$207,003	$211,913	$143,137
Agricultural real estate	47,766	51,337	57,609
Multi-family real estate	13,509	15,131	8,427
Construction and land development	14,233	14,943	15,032
Commercial/Agricultural non-real estate:
Commercial non-real estate	36,757	44,004	32,914
Agricultural non-real estate	15,240	17,063	15,593
Residential real estate:
One to four family	62,957	67,713	82,319
Consumer non-real estate:
Other Consumer	2,104	2,640	3,925
Total acquired loans	$399,569	$424,744	$358,956
Total Loans:
Commercial/Agricultural real estate:
Commercial real estate	$520,150	$514,459	$368,530
Agricultural real estate	83,418	85,363	90,920
Multi-family real estate	102,983	87,008	83,961
Construction and land development	95,918	86,410	42,446
Commercial/Agricultural non-real estate:
Commercial non-real estate	122,006	133,734	105,803
Agricultural non-real estate	37,940	37,780	36,254
Residential real estate:
One to four family	165,811	176,332	201,796
Purchased HELOC loans	7,601	8,407	12,346
Consumer non-real estate:
Originated indirect paper	36,414	39,585	52,422
Purchased indirect paper	—	—	12,910
Other Consumer	17,184	18,186	19,048
Gross loans	$1,189,425	$1,187,264	$1,026,436
Unearned net deferred fees and costs and loans in process	(510)	(393)	318
Unamortized discount on acquired loans	(7,964)	(9,491)	(7,076)
Total loans receivable	$1,180,951	$1,177,380	$1,019,678

Deposit Composition:
(in thousands)

	March 31, 2020	December 31, 2019	March 31, 2019
Non-interest bearing demand deposits	$150,139	$168,157	$138,280
Interest bearing demand deposits	242,824	223,102	195,741
Savings accounts	161,038	156,599	159,325
Money market accounts	243,715	246,430	174,508
Certificate accounts	382,339	401,414	362,795
Total deposits	$1,180,055	$1,195,702	$1,030,649

Average balances, Interest Yields and Rates:
(in thousands, except yields and rates)

	Three months ended March 31, 2020			Three months ended December 31, 2019			Three months ended March 31, 2019
	Average Balance	Interest Income/ Expense	Average Yield/ Rate (1)	Average Balance	Interest Income/ Expense	Average Yield/ Rate (1)	Average Balance	Interest Income/ Expense	Average Yield/ Rate (1)
Average interest earning assets:
Cash and cash equivalents	$31,069	$118	1.53%	$31,327	$122	1.55%	$26,014	$168	2.62%
Loans receivable	1,172,246	15,459	5.30%	1,136,330	14,611	5.10%	996,778	12,414	5.05%
Interest bearing deposits	4,362	27	2.49%	4,904	30	2.43%	6,913	39	2.29%
Investment securities (1)	179,287	1,131	2.54%	185,920	1,222	2.62%	156,157	947	2.57%
Non-marketable equity securities, at cost	15,006	173	4.64%	14,209	161	4.50%	10,375	150	5.86%
Total interest earning assets (1)	$1,401,970	$16,908	4.85%	$1,372,690	$16,146	4.67%	$1,196,237	$13,718	4.66%
Average interest bearing liabilities:
Savings accounts	$154,596	$151	0.39%	$152,841	$172	0.45%	$164,129	$175	0.43%
Demand deposits	234,822	375	0.64%	216,021	389	0.71%	189,348	354	0.76%
Money market accounts	236,470	609	1.04%	210,398	565	1.07%	152,963	382	1.01%
CD’s	354,095	1,846	2.10%	367,278	1,951	2.11%	326,834	1,529	1.90%
IRA’s	42,695	199	1.87%	43,809	207	1.87%	39,857	153	1.56%
Total deposits	$1,022,678	$3,180	1.25%	$990,347	$3,284	1.32%	$873,131	$2,593	1.20%
FHLB advances and other borrowings	146,810	1,057	2.90%	165,660	1,087	2.60%	126,239	1,063	3.41%
Total interest bearing liabilities	$1,169,488	$4,237	1.46%	$1,156,007	$4,371	1.50%	$999,370	$3,656	1.48%
Net interest income		$12,671			$11,775			$10,062
Interest rate spread			3.39%			3.17%			3.18%
Net interest margin (1)			3.64%			3.41%			3.43%
Average interest earning assets to average interest bearing liabilities			1.20			1.19			1.20

(1) Fully taxable equivalent (FTE). The average yield on tax exempt securities is computed on a tax equivalent basis using a tax rate of 21% for the quarters ended March 31, 2020, December 31, 2019 and March 31, 2019. The FTE adjustment to net interest income included in the rate calculations totaled $0, $8,000 and $42,000 for the three months ended March 31, 2020, December 31, 2019 and March 31, 2019, respectively.

The following table reports key financial metric ratios based on a net income and net income as adjusted basis:

	Three Months Ended			Twelve Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019	December 31, 2019
Ratios based on net income:
Return on average assets (annualized)	0.69%	0.84%	0.30%	0.68%
Return on average equity (annualized)	7.01%	8.41%	2.81%	6.59%
Efficiency ratio (non-GAAP)	66%	67%	80%	73%
Net interest margin with loan purchase accretion	3.64%	3.41%	3.43%	3.37%
Net interest margin without loan purchase accretion	3.27%	3.26%	3.34%	3.26%
Ratios based on net income as adjusted (non-GAAP):
Return on average assets as adjusted[2] (annualized)	0.69%	0.79%	0.57%	0.76%
Return on average equity as adjusted[3] (annualized)	7.01%	7.85%	5.37%	7.44%
Efficiency ratio[4] (non-GAAP)	66%	66%	72%	68%

CITIZENS COMMUNITY FEDERAL N.A.
Selected Capital Composition Highlights

	Estimated March 31, 2020 (unaudited)	December 31, 2019 (unaudited)	March 31, 2019 (audited)	To Be Well Capitalized Under Prompt Corrective Action Provisions
Tier 1 leverage ratio (to adjusted total assets)	10.3%	10.4%	9.6%	5.0%
Tier 1 capital (to risk weighted assets)	12.6%	12.2%	11.9%	8.0%
Common equity tier 1 capital (to risk weighted assets)	12.6%	12.2%	11.9%	6.5%
Total capital (to risk weighted assets)	13.6%	13.1%	12.7%	10.0%

Reconciliation of Return on Average Assets as Adjusted (non-GAAP):
(in thousands, except ratios)

	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019

GAAP earnings after income taxes	$2,606	$3,169	$953
Net income as adjusted after income taxes (non-GAAP) (1)	$2,606	$2,956	$1,823
Average assets	1,516,957	1,492,834	1,300,512
Return on average assets (annualized)	0.69%	0.84%	0.30%
Return on average assets as adjusted (non-GAAP) (annualized)	0.69%	0.79%	0.57%
(1) See Reconciliation of GAAP Net Income and Net Income as Adjusted (non-GAAP)
Reconciliation of Return on Average Equity as Adjusted (non-GAAP):
(in thousands, except ratios)

	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019

GAAP earnings after income taxes	$2,606	$3,169	$953
Net income as adjusted after income taxes (non-GAAP) (1)	$2,606	$2,956	$1,823
Average equity	149,441	149,437	137,749
Return on average equity (annualized)	7.01%	8.41%	2.81%
Return on average equity as adjusted (non-GAAP) (annualized)	7.01%	7.85%	5.37%
(1) See Reconciliation of GAAP Net Income and Net Income as Adjusted (non-GAAP)
Reconciliation of Efficiency Ratio as Adjusted (non-GAAP):
(in thousands, except ratios)

	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019

Non-interest expense (GAAP)	$10,731	$10,428	$9,894
Merger related Costs (1)	—	(104)	(659)
Branch Closure Costs (1)	—	—	(15)
Audit and financial reporting (1)	—	—	(358)
Non-interest expense as adjusted (non-GAAP)	10,731	10,324	8,862

Non-interest income	3,603	3,784	2,332
Net interest margin	12,671	11,775	10,062
Efficiency ratio denominator (GAAP)	16,274	15,559	12,394
Efficiency ratio (GAAP)	66%	67%	80%
Efficiency ratio (non-GAAP)	66%	66%	72%
(1) See Reconciliation of GAAP Net Income and Net Income as Adjusted (non-GAAP)

Reconciliation of tangible book value per share (non-GAAP):
(in thousands, except per share data)

Tangible book value per share at end of period	March 31, 2020	December 31, 2019	March 31, 2019
Total stockholders’ equity	$147,933	$150,553	$138,380
Less: Goodwill	(31,498)	(31,498)	(31,474)
Less: Intangible assets	(7,175)	(7,587)	(7,174)
Tangible common equity (non-GAAP)	$109,260	$111,468	$99,732
Ending common shares outstanding	11,151,009	11,266,954	10,990,033
Book value per share	$13.27	$13.36	$12.59
Tangible book value per share (non-GAAP)	$9.80	$9.89	$9.07

Reconciliation of tangible common equity as a percent of tangible assets (non-GAAP):
(in thousands, except ratios)

Tangible common equity as a percent of tangible assets at end of period	March 31, 2020	December 31, 2019	March 31, 2019
Total stockholders’ equity	$147,933	$150,553	$138,380
Less: Goodwill	(31,498)	(31,498)	(31,474)
Less: Intangible assets	(7,175)	(7,587)	(7,174)
Tangible common equity (non-GAAP)	$109,260	$111,468	$99,732
Total Assets	$1,505,164	$1,531,249	$1,326,590
Less: Goodwill	(31,498)	(31,498)	(31,474)
Less: Intangible assets	(7,175)	(7,587)	(7,174)
Tangible Assets (non-GAAP)	$1,466,491	$1,492,164	$1,287,942
Total stockholders’ equity to total assets ratio	9.83%	9.83%	10.43%
Tangible common equity as a percent of tangible assets (non-GAAP)	7.45%	7.47%	7.74%

1Net income as adjusted is a non-GAAP measure that management believes enhances investors’ ability to better understand the underlying business performance and trends related to core business activities. For a detailed reconciliation of GAAP to non-GAAP results, see the accompanying financial table “Reconciliation of GAAP Net Income and Net Income as Adjusted (non-GAAP)”.

2Return on average assets as adjusted is a non-GAAP measure that management believes enhances investors’ ability to better understand the underlying business performance and trends relative to average assets. For a detailed reconciliation of GAAP to non-GAAP results, see the accompanying financial table “Reconciliation of Return on Average Assets as Adjusted (non-GAAP)”.

3Return on average equity as adjusted is a non-GAAP measure that management believes enhances investors’ ability to better understand the underlying business performance and trends relative to average equity. For a detailed reconciliation of GAAP to non-GAAP results, see the accompanying financial table “Reconciliation of Return on Average Equity as Adjusted (non-GAAP)”.

4The efficiency ratio as adjusted (non-GAAP) is a non-GAAP measure that management believes enhances investors’ ability to better understand the underlying business performance and the Company’s ability to use what it has to generate the most profit possible for shareholders relative to core business activities. For a detailed reconciliation of GAAP to non-GAAP results, see the accompanying financial table “Reconciliation of Efficiency Ratio as Adjusted (non-GAAP)”.

5Tangible book value per share and tangible common equity as a percent of tangible assets are non-GAAP measure that management believes enhances investors’ ability to better understand the Company’s financial position. For a detailed reconciliation of GAAP to non-GAAP results, see the accompanying financial table “Reconciliation of tangible book value per share (non-GAAP)” and “Reconciliation of tangible common equity as a percent of tangible assets (non-GAAP)”.